UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 13, 2008

Date of report (Date of earliest event reported)

MFA Mortgage Investments, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland (State or Other Jurisdiction of Incorporation)	1-13991 (Commission File Number)	13-3974868 (IRS Employer Identification Number)

350 Park Avenue, 21st Floor New York, New York (Address of Principal Executive Offices)	10022 (Zip Code)

(212) 207-6400 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing of obligation of the registrant under any of the following provisions:

__ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

__ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

__ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

__ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in the Current Report on Form 8-K filed on June 23, 2008 by MFA Mortgage Investments, Inc. (“MFA”), the Board of Directors of MFA appointed William S. Gorin to the office of President and Chief Financial Officer of MFA and Ronald A. Freydberg to the office of Chief Investment Officer and Executive Vice President of MFA.

In connection with these appointments, on August 13, 2008, MFA executed amended and restated employment agreements with these executives with terms expiring on December 31, 2011. The following summary of these agreements is qualified by reference to such agreements which are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K.

In addition to the previously announced base salaries, the amended and restated employment agreements, which have effective dates of July 1, 2008, provide for a grant of 100,000 shares of restricted stock to Mr. Gorin and 75,000 shares of restricted stock to Mr. Freydberg. The shares vest ratably over a 16-quarter period. In addition, both executives will continue to be eligible to participate in MFA’s senior executive performance bonus pool that is funded based on MFA’s return on average equity. Subject to the right of the Compensation Committee of the Board of Directors of MFA to determine the portion of the bonus pool to be allocated to the senior executives, allocations are made by such Compensation Committee together with the Chief Executive Officer of MFA based upon each participant's performance during the applicable period and paid in a combination of cash and restricted stock.

Item 9.01.	Exhibits.

(d) Exhibits

10.1	Amended and Restated Employment, dated as of July 1, 2008, between MFA and William S. Gorin.

10.2	Amended and Restated Employment, dated as of July 1, 2008, between MFA and Ronald A. Freydberg.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 14, 2008

By: /s/ Timothy W. Korth
Name:	Timothy W. Korth
Title:	General Counsel and Senior
Vice President – Business Development